Exhibit 99.2

FOR IMMEDIATE RELEASE

Group 1 Automotive Increases Share Repurchase Authorization to $75 Million

Board Declares Quarterly Cash Dividend

HOUSTON, May 12, 2017 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced that its board of directors increased the Company’s common stock share repurchase authorization to $75.0 million. Purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or in privately negotiated transactions. The Company expects that any repurchase of shares will be funded by cash from operations. Repurchased shares will be held in treasury.

Group 1’s board of directors also declared a cash dividend of $0.24 per share for the first quarter of 2017. The dividend will be payable on June 15, 2017, to stockholders of record on June 1, 2017.

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 159 automotive dealerships, 210 franchises, and 45 collision centers in the United States, the United Kingdom and Brazil that offer 30 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com